Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2024 Results, Raises Full-Year Earnings Guidance

Data center growth and benefits from 80/20 initiatives drove strong second quarter results, leading to second consecutive upward revision to full-year earnings outlook

Racine, Wis. – November 1, 2023 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2023.

Second Quarter Highlights:

•	Net sales of $620.5 million increased 7 percent from the prior year
•	Operating income of $65.7 million increased $28.9 million, or 79 percent, from the prior year
•	Adjusted EBITDA of $81.2 million increased $30.1 million, or 59 percent, from the prior year
•	Earnings per share of $0.87 compared to $0.46 in the prior year
•	Adjusted earnings per share of $0.89 compared to $0.48 in the prior year

Revised Fiscal 2024 Outlook:

•	Net sales up 6 percent to 11 percent
•	Adjusted EBITDA of $285 million to $300 million, an increase of 34 percent to 41 percent over the prior year

“Our second quarter results were once again ahead of our expectations, with strong revenue growth driven by data center sales, benefits from 80/20 initiatives, and favorable currency impacts,” said Modine President and Chief Executive Officer, Neil D. Brinker. “Our data center sales more than doubled compared to the prior year for the second consecutive quarter, supported by strong demand from both hyperscale and colocation customers.  We also are pleased with the progress being made by the Performance Technologies segment, where 80/20 actions are yielding significant early benefits. These improvements are resulting in significant increases in gross margin and adjusted EBITDA margin, which grew by 520 basis points and 430 basis points, respectively.”

Financial Results

Net sales increased 7 percent in the second quarter to $620.5 million, compared with $578.8 million in the prior year. On a constant currency basis, sales increased 5 percent. The increase was driven by improvements in both the Climate Solutions and Performance Technologies segments.

Gross profit increased 40 percent in the second quarter to $135.1 million and gross margin improved by 520 basis points to 21.8 percent, primarily due to the favorable impact of higher sales.

Selling, general and administrative (“SG&A”) expenses increased $10.1 million to $68.9 million in the second quarter. This increase was primarily driven by higher compensation-related expenses, including higher incentive compensation driven by improved financial results, higher product development costs, and higher professional fees.

Operating income in the second quarter was $65.7 million, compared to $36.8 million in the prior year. The increase was driven by higher gross profit as compared to the prior year. During the second quarter of fiscal 2024, the Company recorded $0.5 million of restructuring expenses and $1.0 million of environmental charges. During the second quarter of fiscal 2023, the Company recorded $0.6 million of restructuring expenses and $0.3 million of environmental charges. Adjusted EBITDA, which excludes restructuring expenses, environmental charges, and depreciation and amortization expense, was $81.2 million, an increase of $30.1 million, or 59 percent, compared with $51.1 million in the prior year.

Earnings per share was $0.87 in the second quarter, compared with $0.46 in the second quarter of the prior year. Adjusted earnings per share was $0.89 in the second quarter, compared with adjusted earnings per share of $0.48 in the second quarter of the prior year. These improvements were primarily driven by higher gross profit on higher sales.

Second Quarter Segment Review

•
Climate Solutions segment sales were $275.8 million, compared with $255.9 million one year ago, an increase of 8 percent. On a constant currency basis, sales increased 5 percent from the prior year. This increase was driven by higher sales of data center cooling products, partially offset by lower sales of heat transfer products and HVAC and refrigeration products. The segment reported gross margin of 26.0 percent, which was 360 basis points higher than the prior year, primarily due to higher sales volume. The segment reported operating income of $44.6 million, a 36 percent increase from the prior year. Adjusted EBITDA was $50.4 million, an increase of $12.0 million, or 31 percent, from the prior year.

•
Performance Technologies segment sales were $351.7 million, compared with $330.0 million one year ago, an increase of 7 percent. On a constant currency basis, sales increased 4 percent from the prior year. This increase primarily resulted from higher sales of advanced solutions, liquid-cooled, and air-cooled products, primarily driven by higher sales to off-highway, commercial vehicle, and specialty vehicle customers. The segment reported gross margin of 17.8 percent, up 590 basis points from the prior year. The segment reported operating income of $33.6 million, a $17.3 million improvement compared to the prior year, primarily due to higher gross profit. Adjusted EBITDA was $42.0 million, an increase of $17.7 million, or 73 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the six months ended September 30, 2023, was $110.8 million, an increase of $54.7 million compared to the prior year. Free cash flow for the six months ended September 30, 2023, was $84.6 million, an increase of $51.5 million from the prior year. This increase was primarily due to the favorable impact of higher earnings, partially offset by unfavorable net changes in working capital as compared with the prior year. Cash payments for restructuring activities, environmental costs, and certain other items during the six months ended September 30, 2023, totaled $7.6 million.

Total debt was $342.6 million as of September 30, 2023. Cash and cash equivalents on September 30, 2023, were $120.2 million. Net debt was $222.4 million as of September 30, 2023, a decrease of $63.2 million from the end of fiscal 2023.

Outlook

“Our second quarter performance was stronger than expected, so we are once again raising our full-year earnings guidance,” added Brinker. “Volumes in our data center business have exceeded our expectations, but we are maintaining a cautious outlook based on current economic conditions and trends in our other end markets.  As a result, we are confirming our second half top-line outlook, and remain confident in our ability to achieve our near-term profitability goals. Looking longer-term, our business transformation remains in its early stages and we are either on track or ahead of schedule as we work toward our financial goals.”

Based on current exchange rates and market outlook, Modine provides its revised outlook for fiscal 2024:

Fiscal 2024	Current Outlook
Net Sales	+6 percent to 11 percent
Adjusted EBITDA	$285 to $300 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, November 2, 2023 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its second quarter fiscal year 2024 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 2, 2023. An audio only replay will be available through midnight on November 9, 2023 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13741055. The Company will post a transcript of the call on its website on or after November 7, 2023.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2023 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, COVID-19 or future public health threats, and military conflicts, including the current conflicts in Ukraine and in the Middle East; the overall health and pricing focus of our customers, including impacts associated with the recent United Auto Workers union strikes; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, and constant currency (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2024 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2024 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $23 to $25 million, a provision for income taxes of approximately $49 to $55 million, and depreciation and amortization expense of approximately $56 to $60 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items. These expenses for the first six months of fiscal 2024 are presented on page 9. Estimates of these expenses and gains for the remainder of fiscal 2024 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net sales	$620.5	$578.8	$1,242.9	$1,119.8
Cost of sales	485.4	482.6	979.9	940.2
Gross profit	135.1	96.2	263.0	179.6
Selling, general & administrative expenses	68.9	58.8	130.3	115.1
Restructuring expenses	0.5	0.6	0.5	2.1
Operating income	65.7	36.8	132.2	62.4
Interest expense	(6.1)	(4.7)	(12.0)	(8.8)
Other income (expense) – net	0.1	(1.4)	(0.5)	(3.7)
Earnings before income taxes	59.7	30.7	119.7	49.9
Provision for income taxes	(12.8)	(6.4)	(27.5)	(11.3)
Net earnings	46.9	24.3	92.2	38.6
Net (earnings) loss attributable to noncontrolling interest	(0.4)	0.1	(0.9)	0.1
Net earnings attributable to Modine	$46.5	$24.4	$91.3	$38.7

Net earnings per share attributable to Modine shareholders – diluted	$0.87	$0.46	$1.72	$0.74

Weighted-average shares outstanding – diluted	53.4	52.7	53.2	52.5

Condensed consolidated balance sheets (unaudited)
(In millions)
	September 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$120.2	$67.1
Trade receivables	377.0	398.0
Inventories	321.5	324.9
Assets held for sale	18.4	-
Other current assets	60.9	56.4
Total current assets	898.0	846.4
Property, plant and equipment – net	303.8	314.5
Intangible assets – net	79.3	81.1
Goodwill	164.3	165.6
Deferred income taxes	77.6	83.7
Other noncurrent assets	82.1	74.6
Total assets	$1,605.1	$1,565.9

Liabilities and shareholders' equity
Debt due within one year	$19.7	$23.4
Accounts payable	274.9	332.8
Liabilities held for sale	21.1	-
Other current liabilities	177.4	150.9
Total current liabilities	493.1	507.1
Long-term debt	322.9	329.3
Other noncurrent liabilities	115.1	129.9
Total liabilities	931.1	966.3
Total equity	674.0	599.6
Total liabilities & equity	$1,605.1	$1,565.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Six months ended September 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$92.2	$38.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27.7	27.3
Stock-based compensation expense	4.6	3.5
Deferred income taxes	5.5	(0.5)
Other – net	3.8	1.8
Changes in operating assets and liabilities:
Trade accounts receivable	6.7	0.2
Inventories	(4.3)	(30.5)
Accounts payable	(43.3)	7.2
Other assets and liabilities	17.9	8.5
Net cash provided by operating activities	110.8	56.1

Cash flows from investing activities:
Expenditures for property, plant and equipment	(26.2)	(23.0)
Payments for business acquisition	(4.8)	-
Proceeds from disposition of assets	1.1	0.1
Other – net	(4.5)	-
Net cash used for investing activities	(34.4)	(22.9)

Cash flows from financing activities:
Net (decrease) increase in debt	(9.5)	0.4
Purchase of treasury stock under share repurchase program	(9.0)	(2.6)
Other – net	(0.1)	(0.3)
Net cash used for financing activities	(18.6)	(2.5)

Effect of exchange rate changes on cash	(1.9)	(5.8)

Net increase in cash, cash equivalents, restricted cash and cash held for sale	55.9	24.9

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	67.2	45.4

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$123.1	$70.3

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net sales:
Climate Solutions	$275.8	$255.9	$547.6	$500.3
Performance Technologies	351.7	330.0	710.6	634.3
Segment total	627.5	585.9	1,258.2	1,134.6
Corporate and eliminations	(7.0)	(7.1)	(15.3)	(14.8)
Net sales	$620.5	$578.8	$1,242.9	$1,119.8

	Three months ended September 30,				Six months ended September 30,
	2023		2022		2023		2022
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Climate Solutions	$71.8	26.0%	$57.3	22.4%	$140.8	25.7%	$107.7	21.5%
Performance Technologies	62.8	17.8%	39.2	11.9%	121.4	17.1%	72.2	11.4%
Segment total	134.6	21.4%	96.5	16.5%	262.2	20.8%	179.9	15.9%
Corporate and eliminations	0.5	-	(0.3)	-	0.8	-	(0.3)	-
Gross profit	$135.1	21.8%	$96.2	16.6%	$263.0	21.2%	$179.6	16.0%

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Operating income:
Climate Solutions	$44.6	$32.7	$88.9	$59.7
Performance Technologies	33.6	16.3	65.6	23.7
Segment total	78.2	49.0	154.5	83.4
Corporate and eliminations	(12.5)	(12.2)	(22.3)	(21.0)
Operating income	$65.7	$36.8	$132.2	$62.4

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net earnings	$46.9	$24.3	$92.2	$38.6
Interest expense	6.1	4.7	12.0	8.8
Provision for income taxes	12.8	6.4	27.5	11.3
Depreciation and amortization expense	14.0	13.4	27.7	27.3
Other (income) expense – net	(0.1)	1.4	0.5	3.7
Restructuring expenses (a)	0.5	0.6	0.5	2.1
Environmental charges (b)	1.0	0.3	1.2	1.4
Adjusted EBITDA	$81.2	$51.1	$161.6	$93.2

Net earnings per share attributable to Modine shareholders - diluted	$0.87	$0.46	$1.72	$0.74
Restructuring expenses (a)	0.01	0.01	0.01	0.03
Environmental charges (b)	0.01	0.01	0.01	0.03
Adjusted earnings per share	$0.89	$0.48	$1.74	$0.80

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and equipment transfer costs.  The tax benefit related to restructuring expenses during the first six months of fiscal 2024 and fiscal 2023 was $0.1 million and $0.2 million, respectively.

(b)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

Segment adjusted financial results (unaudited)
(In millions)

	Three months ended September 30, 2023				Three months ended September 30, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$44.6	$33.6	$(12.5)	$65.7	$32.7	$16.3	$(12.2)	$36.8
Depreciation and amortization expense	5.5	8.2	0.3	14.0	5.4	7.7	0.3	13.4
Restructuring expenses (a)	0.3	0.2	-	0.5	0.3	0.3	-	0.6
Environmental charges (a)	-	-	1.0	1.0	-	-	0.3	0.3
Adjusted EBITDA	$50.4	$42.0	$(11.2)	$81.2	$38.4	$24.3	$(11.6)	$51.1

Net sales	$275.8	$351.7	$(7.0)	$620.5	$255.9	$330.0	$(7.1)	$578.8
Adjusted EBITDA margin	18.3%	11.9%		13.1%	15.0%	7.4%		8.8%

	Six months ended September 30, 2023				Six months ended September 30, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$88.9	$65.6	$(22.3)	$132.2	$59.7	$23.7	$(21.0)	$62.4
Depreciation and amortization expense	10.9	16.3	0.5	27.7	10.8	15.9	0.6	27.3
Restructuring expenses (a)	0.3	0.2	-	0.5	0.3	1.8	-	2.1
Environmental charges (a)	-	-	1.2	1.2	-	-	1.4	1.4
Adjusted EBITDA	$100.1	$82.1	$(20.6)	$161.6	$70.8	$41.4	$(19.0)	$93.2

Net sales	$547.6	$710.6	$(15.3)	$1,242.9	$500.3	$634.3	$(14.8)	$1,119.8
Adjusted EBITDA margin	18.3%	11.6%		13.0%	14.2%	6.5%		8.3%

(a)	See the Adjusted EBITDA reconciliation above for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	September 30, 2023	March 31, 2023
Debt due within one year	$19.7	$23.4
Long-term debt	322.9	329.3
Total debt	342.6	352.7

Less: cash and cash equivalents	120.2	67.1
Net debt	$222.4	$285.6

Free cash flow (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$69.1	$41.6	$110.8	$56.1
Expenditures for property, plant and equipment	(11.1)	(12.6)	(26.2)	(23.0)
Free cash flow	$58.0	$29.0	$84.6	$33.1

Net sales - constant currency (unaudited)
(In millions)

	Three months ended September 30,
	2023			2022
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Climate Solutions	$275.8	$(6.6)	$269.2	$255.9
Performance Technologies	351.7	(8.0)	343.7	330.0
Segment total	627.5	(14.6)	612.9	585.9
Corporate and eliminations	(7.0)	(0.1)	(7.1)	(7.1)
Net sales	$620.5	$(14.7)	$605.8	$578.8

SOURCE: Modine

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com